Exhibit 99.1
SOLAR ENERTECH PROVIDES CLARIFICATION REGARDING TRADING SYMBOL CHANGE
MENLO PARK, CA—Aug. 30, 2007 — Solar EnerTech Corp. (OTCBB: SOENE) (formerly OTCBB: SOEN) (the “Company”) wishes to clarify recent events regarding the fact that an “E” has been temporarily added to the Company’s stock trading symbol on the OTC Bulletin Board market. This comes as the result of a delay in the filing of its Form 10Q-SB for the quarterly period ended June 30, 2007 and is implemented by the OTCBB so as to advise the public that the company is not current in its quarterly reporting requirements.
This delay in filing is the result of a review of prior transactions which has identified an incorrect historical accounting of certain stock based compensation and derivative financial instruments. Management is in the process of reviewing these transactions and will require a limited period of time to amend the Company’s previously filed annual and quarterly reports and in order to submit its Form 10Q-SB for the quarterly period ended June 30, 2007 with the SEC.
In order to ensure the review is achieved in good order within the parameters of U.S. GAAP and SEC reporting requirements, our recently hired Chief Financial Officer, Anthea Chung, and her team are currently devoting their efforts principally on ensuring the Company is fully compliant as quickly as possible.
Company CEO Leo S. Young has issued the following statement: “Management is focused on ensuring that past results are stated properly as soon as possible, furthermore, I’d like to officially point out that the delay in our filing is not operational in nature and does not affect the ongoing operations of our business. We continue to make considerable progress on the development front and remain focused on revenue growth, having posted unaudited revenues of $1.3 million for the quarter ended June 30, 2007. We have reached an inflection point in our business, and expect to see revenues ramping up in the second half of the calendar year.
“In addition to continuing to ship product for existing contracts, we recently received two new purchase orders from buyers in Mexico and Australia. We’ve also signed polysilicon supply contracts to ensure adequate feed-stock for producing these orders, as well as creating the foundation to meet future orders.
“Revenue for our third calendar quarter ending September 30, 2007 is expected to increase significantly from our second calendar quarter ending June 30, 2007 as our expanded production line gradually approaches full capacity. As the demand grows, we have expanded manufacturing space by nearly 50% as announced on August 15th. Throughout August, our production line has been running two shifts, and in September we plan to increase to three shifts, 24 hours per day, in order to meet anticipated demand.
“To assist us with managing this growth, Mr. J.R. Peng recently joined our company as VP of Manufacturing. Mr. Peng was the Manufacturing General Manager at TopSolar, a well known Shanghai-based solar cell manufacturer. For the past five years he has successfully managed up to four production lines simultaneously and we believe that Mr. Peng’s knowledge, experience and expertise add great value to the efficiency and profitability of our manufacturing operation.
“Lastly, we wish to remind the public that in March, 2007 we significantly strengthened our balance sheet by raising $17 million in capital, which has paved the way towards ensuring that the company can adequately meet ongoing market demand.”
Solar EnerTech is building a model organization that aims to be a premier U.S.-listed, China-based solar cell manufacturer. Additionally, the over 200 person strong team of dedicated managers and employees of Solar EnerTech take pride in its development as a solar science company, where the emphasis on research and development of the next generation of solar cells is of primary strategic industry importance. This combination of unique qualities and talent is the true foundation of a world-class solar cell manufacturer.

About Solar EnerTech Corp.
Solar EnerTech is a photovoltaic (“PV”) solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 42,000-square foot manufacturing plant in Shanghai’s Jinqiao Modern Technology Park with another 20,000 square foot facility planned to come online in Q4 of 2007. Currently, the facility is capable of producing 25Mw of solar cells from its existing production line and another 25Mw from its first expansion lines. Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use immediately in its manufacturing processes. Led by one of the industry’s top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California’s Silicon Valley.
Note on Forward-Looking Statements:
Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.
On Behalf of the Board
Solar EnerTech Corp.
Leo Shi Young, President
Contact:
Investor Relations Contact
Boundary Point Investor Relations Inc.
1-866-378-7372